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                                                                     Exhibit 5.1




August 24, 2007

The Board of Directors
Smoky Market Foods, Inc.
4452 Beltway Drive
Addison, Texas 75001

     Re: Registration Statement on Form SB-2, File No. 333-143008 filed by Smoky Market Foods, Inc. (the "Company")

Gentlemen:

     We have acted as counsel to the Company in connection with preparation of a Registration Statement on Form SB-2, Filed No. 333-143008 (the "Registration Statement") relating to the sale by the selling stockholders identified therein (the "Selling Stockholders") of up to (i) 1,925,000 issued and outstanding shares of common stock of the Company held by the Selling Stockholders (the "Common Shares"), (ii) 8,484,537 shares of common stock of the Company issuable by the Company upon the conversion of the principal amount of, and interest accruable through September 30, 2007 on the principal amount of, convertible promissory notes issued by the Company held by the Selling Stockholders (the "Conversion Shares"), and (iii) 7,861,000 shares of common stock issuable by the Company upon the exercise of warrants to purchase common stock of the Company held by the Selling Stockholders (the "Warrant Shares"). We have examined the originals or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as we have deemed necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion hereafter expressed, we have relied upon certificates of public officials and statements or certificates of officers of representatives of the Company and others.

     Based upon and subject to the foregoing, we are of the opinion that (i) the Common Shares have been legally issued and are fully paid and nonassessable,
(ii) the Conversion Shares, when issued in accordance with the terms of the governing convertible promissory notes, and when the consideration therefore shall have been received by the Company, will be legally issued, fully paid and nonassessable, and (iii) the Warrant Shares, when issued in accordance with the terms of the governing warrants to purchase common stock, and when the consideration therefore shall have been received by the Company, will be legally issued, fully paid and nonassessable.

     We hereby consent to the reference to our firm under "Legal Matters" in the prospectus that constitutes a part of the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      /s/ Parr Waddoups Brown Gee & Loveless

                                      PARR WADDOUPS BROWN GEE & LOVELESS, PC